Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS THIRD quarter 2024 reSults

•	Third Quarter Revenue of $61.9 million
•	Net income of $7.8 million or $0.17 per diluted share
•	Strengthened balance sheet with $56.5 million in cash and no debt
•	Repurchased $2.6 million of common stock during the third quarter

WOODCLIFF LAKE, NJ – November 4, 2024 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter and nine months ended September 30, 2024.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“Our third quarter results reflected continued pricing pressure that persisted for certain refrigerants throughout the 2024 cooling season. While disappointing in the near term, pricing trends are only one element of our business model and we remain confident in our long-term growth strategy to capitalize on the phasedown of HFC refrigerants and the expected corresponding growth in demand for reclaimed refrigerants. With our current visibility, we are adjusting our expectation for full year 2024 revenue, which we anticipate will be at the low end of the guidance range we previously provided, with full year gross margin of approximately 28%.

“The EPA recently finalized the Refrigerant Management rule pursuant to subsection (H) of the AIM Act, providing reclaim mandates for use in servicing certain sectors of the market beginning in 2029, and we view this as a positive step in the industry’s transition to the broader use of reclaimed refrigerants. Throughout our many decades in the refrigerant industry we have remained focused on the elements of our business we can control: ensuring that our customers have reliable supply of the refrigerants they need and promoting recovery and reclamation activities to enable the ongoing evolution to more efficient equipment and sustainable refrigerant management practices.

“Our unlevered balance sheet strengthened during the quarter with no debt and $56.5 million in cash at September 30, 2024. Additionally, during the quarter, as part of our capital allocation strategy, we repurchased $2.6 million of common stock under our recently established stock buyback plan,” Mr. Coleman concluded.

Three Months Results

For the quarter ended September 30, 2024, Hudson reported:

•	Revenues of $61.9 million, a decrease of 19% compared to revenues of $76.5 million in the comparable 2023 period. The decrease is primarily related to decreased prices for certain refrigerants, as well as slightly lower revenue from the Company’s DLA contract in the quarter compared to the third quarter of 2023.
•	Gross margin of 26%, compared to 40% in the third quarter of 2023.
•	Selling, general and administrative expenses increased to $8.1 million compared to $6.8 million in the third quarter of 2023, primarily related to higher personnel costs and professional fees.
•	Operating income of $7.0 million, compared to operating income of $23.1 million in the prior year period.
•	Net income of $7.8 million or $0.17 per basic and diluted share in the third quarter of 2024, compared to net income of $13.6 million or $0.30 per basic and $0.29 per diluted share in the same period of 2023. Of note, net income for the third quarter of 2024 included approximately $2.3 million of non-recurring income, arising in part from proceeds of a litigation settlement.

Nine Months Results

For the nine months ended September 30, 2024, Hudson reported:

•	Revenues of $202.5 million, a decrease of 17% compared to revenues of $244.2 million for the first nine months of 2023. Revenues declined primarily due to decreased selling prices for certain refrigerants as well as lower revenue from the Company’s DLA contract.
•	Gross margin of 30%, compared to gross margin of 40% in the first nine months of 2023.
•	Selling, general and administrative expenses increased to $25.0 million compared to $22.0 million in the first nine months of 2023. Included in the year to date, 2024 selling, general and administrative expenses are approximately $0.7 million of non-recurring costs associated with the USA acquisition and IT expenses.
•	Operating income of $32.5 million compared to operating income of $73.4 million in the first nine months of 2023.
•	Net income of $27.0 million or $0.59 per basic and $0.57 per diluted share, compared to net income of $48.3 million or $1.07 per basic and $1.02 per diluted share in the first nine months of 2023. Net income in the first nine months included approximately $2.3 million of non-recurring income, arising in part from proceeds of a litigation settlement as mentioned above.

The Company announced the establishment of a stock repurchase program during the third quarter of 2024, under which it repurchased $2.6 million of common stock. Additionally, subsequent to the close of the quarter, on October 25, 2024 Hudson announced that its board of directors approved an increase to the Company’s share repurchase program. Hudson may now purchase up to $20 million in shares of its common stock, consisting of up to $10 million in shares during each of calendar year 2024 and 2025. The Company had previously announced that its board had authorized the repurchase of $10 million of outstanding common stock during 2024 and 2025.

Conference Call Information

The Company will host a conference call and webcast to discuss the third quarter results today, November 4, 2024, at 5:00 P.M. Eastern Time.

Advance registration for the call is required. Please visit this link by 4:30 p.m. Eastern Time today, Monday, November 4, 2024 to register and receive dial-in and webcast details.

A replay of the teleconference will be available until December 4, 2024, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 51297.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2023 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@imsinvestorrelations.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,487	$12,446
Trade accounts receivable – net	28,547	25,169
Inventories	103,523	154,450
Income tax receivable	3,645	5,438
Prepaid expenses and other current assets	11,308	7,492
Total current assets	203,510	204,995

Property, plant and equipment, less accumulated depreciation	20,075	19,375
Goodwill	62,420	47,803
Intangible assets, less accumulated amortization	14,982	14,771
Right of use asset	5,217	6,591
Other assets	3,224	3,137
Total Assets	$309,428	$296,672

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$11,060	$23,399
Accrued expenses and other current liabilities	31,595	31,537
Accrued payroll	3,908	3,615
Total current liabilities	46,563	58,551
Deferred tax liability	3,538	4,558
Long-term lease liabilities	3,832	4,790
Other long-term liabilities	1,600	—
Total Liabilities	55,533	67,899

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 45,198,507 and 45,502,380, respectively	452	455
Additional paid-in capital	116,263	118,091
Retained earnings	137,180	110,227
Total Stockholders’ Equity	253,895	228,773

Total Liabilities and Stockholders’ Equity	$309,428	$296,672

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months		Nine months
	ended September 30,		ended September 30,
	2024	2023	2024	2023
Revenues	$61,943	$76,496	$202,475	$244,169
Cost of sales	46,001	45,916	142,541	146,632
Gross profit	15,942	30,580	59,934	97,537

Operating expenses:
Selling, general and administrative	8,059	6,760	25,019	22,010
Amortization	910	698	2,368	2,095
Total operating expenses	8,969	7,458	27,387	24,105

Operating income	6,973	23,122	32,547	73,432

Other (income) expense:
Interest expense (income)	(315)	4,358	51	8,106
Other income	(2,250)	—	(2,250)	—
Total other (income) expense	(2,565)	4,358	(2,199)	8,106

Income before income taxes	9,538	18,764	34,746	65,326

Income tax expense	1,732	5,182	7,793	17,024

Net income	$7,806	$13,582	$26,953	$48,302

Net income per common share – Basic	$0.17	$0.30	$0.59	$1.07
Net income per common share – Diluted	$0.17	$0.29	$0.57	$1.02
Weighted average number of shares outstanding – Basic	45,435,458	45,404,963	45,486,263	45,348,072
Weighted average number of shares outstanding – Diluted	47,135,443	47,345,380	47,278,638	47,319,464

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(Amounts in thousands)

	Nine month-period
	ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$26,953	$48,302
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,274	2,213
Amortization of intangible assets	2,368	2,095
Impairment of long lived assets	441	—
Lower of cost or net realizable value inventory adjustment	3,811	(2,195)
Allowance for credit losses	14	800
Share based compensation	808	2,061
Amortization of deferred finance costs	171	669
Loss on extinguishment of debt	—	3,427
Deferred tax expense	(1,020)	4,280
Changes in assets and liabilities:
Trade accounts receivable	(733)	(24,863)
Inventories	52,189	8,341
Prepaid and other assets	(6,732)	(684)
Lease obligations	(6)	1
Income taxes receivable	1,794	(4,212)
Accounts payable and accrued expenses	(11,229)	3,283
Cash provided by operating activities	71,103	43,518

Cash flows from investing activities:
Payments for acquisition	(20,670)	—
Additions to property, plant, and equipment	(3,752)	(2,215)
Cash used in investing activities	(24,422)	(2,215)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	39
Repurchase of common shares	(2,636)	—
Excess tax benefits from exercise of stock options	(4)	(693)
Borrowing of short-term debt - net	—	5,000
Repayment of long-term debt	—	(47,161)
Cash used in financing activities	(2,640)	(42,815)

Increase (decrease) in cash and cash equivalents	44,041	(1,512)
Cash and cash equivalents at beginning of period	12,446	5,295
Cash and cash equivalents at end of period	$56,487	$3,783

Supplemental disclosure of cash flow information:
Cash paid for interest	$529	$4,232

Cash paid for income taxes – net	$7,042	$16,955